Exhibit 10.38

1726 Cole Blvd., Suite 115
Lakewood, CO 80401
Phone:	303-928-8599
Fax:	303-928-8598
Website:	www.generalmoly.com

December 18, 2008

Daniel G Zang

4298 W. Lake Circle S.

Littleton, CO  80123

Re:          Amendment to Offer Letter and Change of Control Letter

Previously General Moly (the “Company”) furnished you with an offer letter and a Change Of Control Letter, both dated June 20, 2008, which you accepted (the “Offer Letter” and “the Change of Control Letter”).

The time and form of payment provided in the Offer Letter and the Change of Control Letter must now be amended to comply with the requirements for nonqualified deferred compensation arrangements under Section 409A of the Internal Revenue Code of 1986, as amended and the final Treasury Regulations thereunder and other applicable guidance (“Section 409A”).

Offer Letter

The eligibility for annual bonus is hereby amended to add the following sentence at the end of the first paragraph of the Offer Letter:

All bonuses shall be paid in a lump sum, on a date determined by the Company, on or before March 15 of the calendar year following the calendar year in which Employee earned such bonus payment, pursuant to the terms of the Annual Incentive Bonus Plan.

Change Of Control

If your employment is terminated by the Company as a result of a “Change of Control,” the time and form of payment for the amount set forth in your Offer Letter shall be as follows:

Time and Form of Payment.  The annual salary amount payable as a result of a Change of Control, if any, shall be paid in a lump sum, on a date determined by the Company, within 60 days following your separation from service within two years following the effective date of the closing of the Change of Control event, provided such event also constitutes a “change in control” event for purposes of Treasury Regulation Section 1.409A-3(i)(5) otherwise, such payment shall be made in a lump sum, on a date determined by the Company, within 60 days following your separation from service after the effective date of the closing of the Change of Control, except as required below.

Delay in Payment.  Notwithstanding anything in the Offer Letter to the contrary, if you are deemed by the Company at the time of your “separation from service” to be a “specified employee,” any non-exempt deferred compensation which would otherwise be payable hereunder, shall not be paid until the date which is the first business day following the six-month period after your separation from service (or if earlier, your death).  Such delay in payment shall only be effected with respect to each separate payment of non-exempt deferred compensation to the extent required to avoid adverse tax treatment to you under Section 409A.

Key Definitions.  For purposes of the Offer Letter, the term “termination of employment” means “separation from service” and the terms “separation from service,” “specified employee” and “nonqualified deferred compensation” shall have the meanings determined under Section 409A.

Interpretation.  You and the Company intend that all payments or benefits payable under the Offer Letter and Change of Control will not subject you to the additional tax imposed by Section 409A of the Code, and the provisions of the documents shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A, the Company and you agree to work together to modify the documents to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company shall not be required to provide any additional compensation amounts or benefits.

The Company and you hereby agree to this amendment to your Offer Letter and Change of Control, to be effective as of January 1, 2009.

GENERAL MOLY, INC.		Employee
The Company

By:	/s/ David A. Chaput	By:	/s/ Daniel G. Zang
	Dave Chaput, CFO		Daniel G Zang

Date:	December 18, 2008	Date: